Exhibit 5.1

January 20, 2011

FactorShares 2X: Oil Bull/S&P500 Bear
c/o Factor Capital Management, LLC
1 Penn Plaza
36th Floor
New York, NY 10119

     Re:    FactorShares 2X: Oil Bull/S&P500 Bear

Ladies and Gentlemen:

     We have acted as special Delaware counsel to FactorShares 2X: Oil Bull/S&P500 Bear (the “Fund”), a Delaware statutory trust, in connection with the matters set forth herein. This opinion is being delivered to you at your request.

     We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)

The Certificate of Trust of the Fund, as filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on January 26, 2010, as amended by a Certificate of Amendment thereto, as filed on February 26, 2010 with the Secretary of State and as further amended by a Certificate of Amendment thereto, as filed on September 27, 2010 with the Secretaryof State (as so amended, the “Certificate of Trust”);

(b)

The Declaration of Trust and Trust Agreement of the Fund, dated as of January 26, 2010, between Factor Capital Management, LLC, a Delaware limited liability company, as managing owner (the “Managing Owner”), and Wilmington Trust Company, a Delaware banking corporation, as trustee (the “Trustee”) of the Fund, as amended by Amendment No. 1 thereto, dated as of February 26, 2010 and as further amended by a Certificate of Amendment thereto, dated as of September 27, 2010 (as so amended, the “Initial Trust Agreement”);

FactorShares 2X: Oil BullS&P500 Bear
January 20, 2011

(c)

The Pre-Effective Amendment No. 4 to the Registration Statement on Form S-1, filed by the Fund with the Securities and Exchange Commission on or about January 20, 2011 (the “Registration Statement”), including a preliminary prospectus (the “Prospectus”) relating to the common units of beneficial interests in the Fund (collectively, the “Shares”);

(d)

The Amended and Restated Declaration of Trust and Trust Agreement of the Fund (the “Trust Agreement”), dated as of January 18, 2011, between the Managing Owner and the Trustee, attached as an exhibit to the Registration Statement;

(e)	A form of Participant Agreement to be entered into by the Fund, the Managing Owner and each Authorized Participant (as defined in the prospectus (collectively the “Participant Agreements”);

(f)	A form of Initial Purchaser Agreement to be entered into by the Fund and the Managing Owner and the initial purchaser of Shares of the Trust (the “Initial Purchaser Agreement”); and

(g)	A Certificate of Good Standing for the Fund, dated January 20, 2011, obtained from the Secretary of State.

     As to various questions of fact material to our opinion, we have relied upon the representations made in the foregoing documents and upon certificates of officers of the Managing Owner. With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, the Trust Agreement.

     Based upon and subject to the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinbelow, it is our opinion that:

     1. The Fund has been duly formed and is validly existing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. § 3801 et seq. (the “Act”).

     2. The Shares to be issued by the Fund will be validly issued and, subject to the qualifications set forth herein, will be fully paid and nonassessable beneficial interests in the Fund, as to which the Limited Owners, as beneficial owners of the Fund, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit under the General Corporation Law of the State of Delaware, subject to the obligation of a Limited Owner to make certain payments provided for in the Trust Agreement.

FactorShares 2X: Oil BullS&P500 Bear
January 20, 2011

     The foregoing opinions are subject to the following assumptions, exceptions, qualifications and limitations:

     A. We are admitted to practice law in the State of Delaware, and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware (excluding securities laws) currently in effect. We have not considered and express no opinion on the laws of any other state or jurisdiction, including federal laws or rules and regulations thereunder.

     B. We have assumed (i) that the Initial Trust Agreement and the Certificate of Trust are in full force and effect and have not been amended and the Trust Agreement will be in full force and effect when the Shares are issued by the Fund, (ii) except to the extent set forth in paragraph 1 above, the due creation, due formation or due organization, as the case may be, and valid existence in good standing of each party to the documents examined by us (other than the Fund) under the laws of the jurisdiction governing its creation, formation or organization, (iii) the legal capacity of each natural person who is a party to the documents examined by us, (iv) that each of the parties to the documents examined by us (other than the Fund) has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) that each of the parties to the documents examined by us (other than the Fund) has duly authorized, executed and delivered such documents, (vi) to the extent applicable, the due submission to the Managing Owner of a Purchase Order Subscription Agreement by each Authorized Participant (as defined in the Prospectus), (vii) to the extent applicable, the due acceptance by the Managing Owner of each Purchase Order Subscription Agreement and the due issuance in accordance with the Trust Agreement of the Shares relating thereto to the Authorized Participants (as defined in the Prospectus), (viii) the payment by each Authorized Participant (as defined in the Prospectus) or by the Initial Purchaser (as defined in the Initial Purchaser Agreement) as the case may be, to the Fund of the full consideration due from it for the Shares subscribed to by it; and (ix) the Shares will be offered and sold as described in the Registration Statement, the Trust Agreement and, as applicable, the Participant Agreements and the Initial Purchaser Agreement.

     C. We have not participated in the preparation of the Registration Statement (except for providing this opinion) or the Prospectus and assume no responsibility for their contents, other than this opinion.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement filed with the Securities and Exchange Commission. We also hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Very truly yours,

                                /s/ Richards, Layton & Finger, P.A.

EAM/JWP